Geovic Mining Announces Citigroup as Financial Advisor for Geovic Cameroon Cobalt-Nickel Project

Geovic Mining Corp. (“Geovic”; TSXV:GMC), is pleased to announce that its 60%-owned subsidiary, Geovic Cameroon, PLC, has engaged Citigroup (“Citi”) as its exclusive financial advisor for the development and construction of its Nkamouna cobalt-nickel project in Cameroon.

“We are very pleased that Citi will be Geovic Cameroon’s financial advisor for the project financing package of the Nkamouna mine development” said Gary Morris, Senior Vice President of Geovic and Chairman and General Manager of Geovic Cameroon. “We are confident that Citi’s global capabilities as a premier financial institution will enable our company to develop a financial structure to support construction so that production can commence at this world class cobalt-nickel project.”

About Geovic Mining Corp.

Geovic Mining aims to become the world’s largest primary cobalt producer. Company information is available on Geovic’s website, www.geovic.net. Geovic’s financial information reported in Canada is available on SEDAR (www.sedar.com), and the financial information reported to the United States Securities and Exchange Commission is available on EDGAR (www.sec.gov).

About Geovic Cameroon, PLC

Geovic Cameroon, PLC is planning to develop Nkamouna as the first of seven potential cobalt-nickel deposits in Cameroon, Africa. Pincock Allen & Holt (PAH) completed a Canadian National Instrument 43-101 Technical Report on Nkamouna in March 2007.

About Citigroup

Citi (Citigroup Inc. (NYSE: C)), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi's major brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

David C. Beling, P.E., Executive Vice President and Chief Operating Officer of Geovic Mining, is the Qualified Person responsible for the technical information contained in this press release.

Contacts:
Geovic Mining Corp.
c/o Vanguard Shareholder Solutions Inc.
Keith Schaefer
(604) 608-0824
(866) 891-9756
www.vanguardsolutions.ca

Geovic Mining Corp.
Greg Hill
Acting Chief Financial Officer
(970) 256-9681
ghill@geovic.net

Geovic Cameroon, PLC
Gary Morris
Chairman and General Manager
(970) 256-9681
gmorris@geovic.net

Citi
Jeff French
44 20 7500 8304
jeffrey.french@citi.com

On behalf of the Board
John E. Sherborne, CEO

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the appropriate securities commissions.